Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Statements” and “Appendix B – Financial Highlights” in the Proxy Statement/Prospectus and “Table of Contents” and “Information Incorporated by Reference” in the Statement of Additional Information included in this Registration Statement (Form N-14) of Principal Variable Contracts Funds, Inc.

We also consent to the references to our firm under the captions “Portfolio Holdings Disclosure – Policy” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, dated May 1, 2022 as amended and restated September 14, 2022, included in Post-Effective Amendment No. 128 to the Registration Statement (Form N-1A, File No. 002-35570) of Principal Variable Contracts Funds, Inc. filed with the Securities and Exchange Commission, and incorporated by reference into the Proxy Statement/Prospectus and Statement of Additional Information included in this Registration Statement.

We also consent to the incorporation by reference of our report dated February 21, 2022 with respect to the financial statements and financial highlights of Principal LifeTime 2010 Account and Principal LifeTime Strategic Income Account (two of the funds constituting Principal Variable Contracts Funds, Inc.) included in the Annual Report to Shareholders (Form N-CSR) for the year ended December 31, 2021, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
October 4, 2022